Exhibit 99
NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS NOVEMBER SALES

--Comparable Store Sales Increase 3.6%--

HOUSTON, TX, December 6, 2007 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four-week November period beginning November 4, 2007 and ending December 1, 2007 increased 7.8% to $130.7 million from $121.2 million in the prior year four-week November period beginning October 29, 2006 and ending November 25, 2006.  Comparable store sales for the month increased 3.6% versus an increase of 0.2% last year.

The Company added that its accessories, childrens, cosmetics, dresses, home & gifts, intimates, plus sizes, mens and young mens departments all achieved comparable store sales increases during November.  Home & gifts, cosmetics and mens led the way with gains of 19.7%, 15.1% and 11.4%, respectively.

Jim Scarborough, Chairman and Chief Executive Officer, commented, “Our comparable store sales results for November were impacted by several factors.  On the positive side, we benefited from the arrival of cold weather in the Northeast, as well as the calendar shift which resulted in an extra week of pre-Christmas sales this November versus last November.  On the negative side, sales were hampered by a challenging retail environment and a sales event in the last week of the month that did not meet our expectations.  Consistent with the trend that we have seen over the last several years, we believe that our customers are waiting until it gets closer to Christmas to complete the bulk of their holiday shopping.

“We expect that the combination of our exceptional customer service, great merchandise selections and close-to-home locations will keep our customers coming to our Bealls, Palais Royal, Peebles and Stage stores to fulfill their holiday shopping and gift-giving needs.  At the same time, we continue to anticipate that our December comparable store

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Stage Stores Reports
November Sales
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sales will be down, due to the negative effect of the calendar shift in which December will have one less week of pre-Christmas sales this year versus last year,” Mr. Scarborough concluded.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2007	2006	2007	2006
1st Quarter	0.1%	3.2%	$358.2	$343.5
2nd Quarter	0.5	4.5	359.2	362.1
3rd Quarter	(1.0)	4.1	355.1	353.4
November	3.6	0.2	130.7	121.2
Year-To-Date (10 Mos)	0.3	3.5	1,203.2	1,180.2

Store Activity

During November, the Company completed its 2007 new store opening program with the opening of twelve new stores.  A new Stage store was opened in New Roads, LA, while new Peebles stores were opened in Lucedale, MS, Southampton, MA, Alpena, Petoskey and Hillsdale, MI, Dunkirk, NY, New Castle, PA, Monroe and Hinesville, GA, Roanoke Rapids, NC, and Harlan, KY.  For the year, the Company opened a total of 47 new stores.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 699 stores located in 35 states.  The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states.  For more information about Stage Stores, visit the Company’s web site at www.stagestores.com.

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Stage Stores Reports
November Sales
Page - 3

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s comparable store sales outlook for December.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2007 and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document. We do not undertake to update our forward-looking statements.

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